FORM OF MEMBER SERVICING AGREEMENT

     This MEMBER SERVICING AGREEMENT (this "Agreement") made as of __________ ___, 2009, by and between Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC (the "Fund"), a limited liability company organized under the laws of the State of Delaware and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Firm"), a corporation existing under the laws of the State of Delaware.

                                   WITNESSETH:

     WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the "Investment Company Act") as a closed-end, non-diversified, management investment company; and

     WHEREAS, the Firm is a financial intermediary that is in the business of selling shares of investment companies and providing member services ("Member Services") for the benefit of its customers ("Customers") holding interests in the Fund ("Interests") in accounts at the Firm; and

     WHEREAS, the Fund and the Firm wish to enter into an agreement with each other with respect to the provision of Member Services to Customers that are members of the Fund ("Members");

     NOW THEREFORE, the parties agree as follows:

SECTION 1.  APPOINTMENT AS SERVICING AGENT.

    (a) The Fund hereby appoints the Firm, during the term herein specified, to provide certain Member Services, as set forth below in subsection (b), to the Members. The Firm hereby accepts such appointment.

    (b) The Firm is authorized to perform, and shall undertake to perform, or arrange for the performance of, the following Member Services:

                 (i) assisting in facilitating communications between Members and the Fund, and providing information to Members about the Fund, the Interests and offers by the Fund to repurchase Interests;

                 (ii) handling inquiries from Members regarding the Fund (e.g., responding to questions concerning investments in the Fund, capital account balances and reports and tax information provided by the Fund);

                (iii) assisting in the establishment and maintenance of Member accounts with the Fund, including notifying the Fund of any changes to Member information,


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                       such as changes of address and assisting in the
                       maintenance of Fund records containing Member information;

                (iv) receiving, aggregating and processing purchases or tenders of Interests, processing distributions for Members, assisting in compulsory redemptions, and issuing reports and transaction confirmations to Members;

                (v) providing such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to Members;

                (vi) providing such other administration services as the Fund may request from time to time; and

                (vii) providing such other information and Member Services as may be reasonably requested by the Fund.

SECTION  2.     REPRESENTATIONS AND WARRANTIES.

(a)      The Fund represents and warrants to the Firm, as the date hereof, that:

                (i) the Fund is registered under the Investment Company Act and has filed a Registration Statement on Form N-2 with the Securities and Exchange Commission. The Registration Statement conforms in all material respects to the requirements of the Investment Company Act and the rules thereunder;

                (ii) to the extent required by law, the Fund is registered and its Interests are qualified for sale in all states and other jurisdictions in the United States unless the Firm is notified in writing to the contrary.

               (iii) the Fund's investment adviser, U.S. Trust Hedge Fund Management, Inc. (the "Investment Adviser") is registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required, and each of the Investment Adviser and the Fund and each of such persons' respective affiliates will comply with all applicable laws, rules and regulations; and

               (iv) the foregoing representations, warranties and covenants will be true and correct at all times during the term of this Agreement.

(b)      The Firm represents and warrants to the Fund, as the date hereof, that:

               (i) it is duly registered as a broker/dealer pursuant to the Securities Exchange Act of 1934, as amended;

              (ii) it is a member of, and in good standing with, the Financial Industry Regulatory Authority;

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              (iii)    it has been duly licensed or qualified to transact
                       business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on the ability of the Firm to perform its obligations under this Agreement; and

              (iv) it has the financial resources available necessary for the performance of its obligations as contemplated herein.

(c) Each party shall notify the other before or immediately upon the occurrence of any event which causes any of the representations and warranties made by it above to not be true.

SECTION 3. DUTIES OF THE FIRM. As Member servicing agent, the Firm will be required to:

                 (i) provide Member Services to Members that are Customers of the Firm; and

                (ii) provide the Board of Managers of the Fund (the "Board") with information, at least annually, or more frequently as reasonably requested, regarding: (i) the nature of the Member Services provided by the Firm; and (ii) the aggregate amount of payments received by the Firm under this Agreement.

SECTION  4.   FEES.

     (a) For providing Member Services to Customers in accordance with this Agreement, the Fund will pay to the Firm a quarterly fee computed at the annual rate of 0.25% of the net assets of the Fund determined as of the start of business on the first business day of each calendar quarter (after adjustment for any subscriptions effective on that date) or such other amount as the parties may agree in writing from time to time (the "Servicing Fee"). The Servicing Fee is payable quarterly in arrears.

     (b) The Servicing Fee will be pro rated appropriately for capital contributed on any date that does not fall on the first day of a calendar quarter, or withdrawn from the Fund on any date other than on the last day of a calendar quarter, based on the actual number of days remaining in such quarter.

SECTION  5.   LIABILITY OF THE FUND.

     The Firm represents that it has notice of the provisions of the Fund's Limited Liability Company Agreement disclaiming Member and Board liability for acts and obligations of the Fund. The Firm understands and agrees that the Fund's obligations under this Agreement are not binding upon any Member or any person serving on the Board personally, but bind only the Fund and the Fund's property. Any rights or causes of action will be directed to the parties in this Agreement.

SECTION 6. NOTICES. Any notice or other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Fund at 225 High Ridge Road, Stamford, Connecticut, 06905, Attention: Steven L. Suss and (2) to the Firm at Merrill Lynch, Pierce, Fenner & Smith

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Incorporated, 4 World Financial Center, New York, New York 10080, Attention:
[ ], Managing Director; or such other address as the Fund or the Firm may have designated in writing to the other.

SECTION  7.   DURATION AND TERMINATION OF THIS AGREEMENT.

   (a) This Agreement shall become effective as of the date first above written and shall remain in effect until terminated pursuant to this Section or Section
8. This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, or by the Firm, on sixty days' written notice to the other party. Any termination of this Agreement shall not affect the obligation of the Fund to pay any Servicing Fees to the Firm accrued prior to such termination.

SECTION 8. AMENDMENTS OF THIS AGREEMENT. This Agreement may be amended or modified by the parties only if such amendment is specifically approved (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those members of the Board who are not parties to the Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval.
This Agreement shall automatically and immediately terminate in the event of its assignment.

SECTION 9. CONFIDENTIALITY. The Firm agrees to treat as confidential any information which is furnished to the Firm (or to parties acting on its behalf) by or on behalf of the Investment Adviser, any administrator or the Fund (the "Information") under this Agreement. The Firm agrees that it will use the Information only for the purposes related to investments in the Fund made by its Customers, and that the Information will be kept confidential by the Firm and its partners, members, managers, officers, directors, employees, representatives, attorneys, accountants, agents, and other affiliates (collectively, the "Related Persons"), and that the Firm and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Firm and Related Persons who require the Information for the purpose of evaluating or providing services in connection with investments in the Fund; (b) pursuant to prior written consent of the Fund, to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Firm provides prior written notice to Fund of the information to be disclosed; (c) pursuant to prior written consent of the Fund, in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent; and
(d) to any other person the disclosure to whom the Fund previously authorize in writing.

SECTION 10. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the applicable provisions of the Investment Company Act and the laws of the State of New York as at the time in effect without giving effect to the principles of conflicts of law rules. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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SECTION  11.    COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which when take together shall constitute one and the same agreement.

Section 12. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Section 13. Entire Agreement. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

Section 14. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section  15.    Terms.   The terms "vote of a majority of the outstanding voting
securities," "assignment," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.



                            [Signature Page Follows]

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      IN WITNESS WHEREOF, the parties hereto have executed this Member Servicing
Agreement as of the day and year first above written.


                             Excelsior Multi-Strategy Hedge Fund of Funds
                             (TI 2), LLC


                             By:---------------------------------
                             Name:  Steven L. Suss
                             Title: Chief Financial Officer


                             Merrill Lynch, Pierce, Fenner & Smith Incorporated


                             By:----------------------------------
                             Name:  [                   ]
                             Title:  Managing Director